SUB-ITEM 77H:  Changes in Control of Registrant


On October 2, 2006, the commencement of operations of certain funds of the registrant, Seligman Advisors, Inc., the registrant's distributor, owned 100% of the outstanding shares of each of the Funds listed below to provide the initial capital of the Funds. As a result of the registrant's sale of shares to other persons, Seligman Advisors, Inc.'s ownership became less than 25% as shown below.


                                                   % of Voting Securities owned
            Fund of Registrant            Date       by Seligman Advisors, Inc.
------------------------------------- ----------- -----------------------------
Seligman TargETFund 2035                12/26/06                 18.9

Seligman TargETFund 2045                01/04/07                 20.8

The following persons acquired control of the Seligman TargETFund 2045 (the "Fund") of the registrant as a result of ongoing purchase and redemption transactions:

Bobby J. Eyer TOD Rita Eyer Subject to STA TOD Rules. At March 31, 2007, they owned 28.1% of the outstanding shares of the Fund of the registrant.